Exhibit 10.2
LOAN AGREEMENT

BETWEEN:

1.
QAT II INVESTMENTS SA, a limited liability company organized and existing under Luxembourg law, with registered office at L-2419 Luxembourg 7 Rue du fort Rheinsheim, registered in the Luxembourg company register under n° B 116261, in this duly represented by M. Yves VAN SANTE and M. Luc KINDT, both Director, hereafter referred to as the “”, on the one hand,

AND

2.
ELEPHANT TALK COMMUNICATION Inc. , with registered office at World Trade Center, Schiphol Boulevard 249, 1118 BH SCHIPHOL, The Netherlands, in this duly represented by M. Steven VAN DER VELDEN, Chief Executive Officer,

hereafter referred to as the ‘’ on the other hand

WHEREAS:

1.	The Lender is a closed end fund with participations in Belgium and the Netherlands;
2.	The Lender is interested in an investment in the Borrower depending on a satisfactory outcome of the due diligence;
3.	The Lender meanwhile orally agreed to provide the Borrower with a loan of EUR 150.000 as a short term bridging loan;
4.	The parties wish to set forth in writing the terms and conditions upon which the Lender makes its loan available to the Borrower.

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Amount

The Lender agrees under terms and conditions hereinafter set forth to provide the Borrower with a loan in the principal amount of EUR 150.000.- and the Borrower hereby agrees to borrow this principal amount of EUR 150.000.- from the Lender.

The Lender agrees that this amount will be made available to the Borrower as of 01.07.2009 by transferring, on behalf of the Borrower, EUR 150.000,- to the account of Elephant Talk Communications Carrier Services GmbH, Credit Suisse , Zug (Switserland), account n° : IBAN: CH41 0483 5052 0104 5200 0, SWIFT: CRESCHZZ80A.

Article 2 – Interest.

The Borrower shall pay to the Lender interest on the amount outstanding under this loan at a rate of 12 percent per annum. The interest calculation is to be done on a 365/365 days basis.

Article 3 - Repayment of principal.

If the Lender and the Borrower sign a investment agreement the amount of the loan and the interest will as then be deducted from the amount that has to be paid by the Lender at signature of the investment.

If no contract between the Borrower and the Lender is signed the loan and the interests will be repaid in full to QAT at the latest 15.07.2009.

If the amount of the investment would be less than the amount of the investment, the remaining will be repaid to the Lender.

Article 4 - Prepayment.

The Borrower shall be allowed at all times to prepay the (remaining) outstanding amount without any penalty being due and without the consent of the Lender.

Article 5 - Payment.

Payments of interest, principal amounts or other amounts due hereunder shall be remitted without any deduction for or on account of any tax whatsoever by transfer of immediately available funds to a bank account of the Lender designated by the Lender in writing to the Borrower.

Any payments by the Borrower hereunder shall be applied first to payment of accrued and unpaid interest through the date of payment and then to the payment of the outstanding principal balance of the loan.

Article 6 – Defaults.

The outstanding amount and all interest and all costs shall become immediately due and payable to the Lender upon issuance of a simple payment order in the name of the Lender to the Borrower if and when:

i.
the Borrower fails to pay the interest and costs due and/or fails to repay the outstanding amounts of the loan when due and/or acts contrary to or fails to meet or fulfil any provision of this agreement and – after having been requested to fulfil its obligations by registered letter – neglects to do so for a period of 20 (twenty) days after the date of the said notification;

ii.	Other than in the ordinary course of business, the Borrower transfers, sells or otherwise disposes of its properties or assets without the Lender’s prior written consent;

iii.
a petition is presented or a resolution passed for the Borrower’s winding up, bankruptcy, moratorium of payment or any (other) voluntary arrangement or administration order or any proposal or petition therefore or any distress, execution or other process levied or any receiver or any encumbrances appointed.

Article 7 - Notices.

All notices which are required or may be given pursuant to the terms of this agreement shall be in writing and shall be deemed given when delivered by hand or, if given by telecopy or telefax, when sent or, if mailed, shall be deemed given five (5) days after the date when sent by registered or certified mail, postage prepaid. The addresses of the parties hereto for purposes of notices, requests, demands and other communications are as set out at the beginning of this agreement or such other address as any party hereto shall have designated by notice in writing to the other party hereto.

Article 8 – Miscellaneous

1.	The obligations which the Borrower has assumed by way of this agreement have also been assumed by the Borrower for its legal successors by singular title.

2.
The Borrower is not entitled to assign its rights and obligations under this agreement to a third party. If the Lender has given the Borrower written permission to assign the rights and obligations under this agreement to one or more third parties, the Borrower undertakes vis-à-vis the Lender to impose the Borrower’s obligation vis-à-vis the Lender on those third parties by way of a perpetual clause.

The Lender is entitled to assign its rights and obligations under this agreement to a third party.

The Borrower undertakes at all times to render its cooperation in an assignment by the Lender of all or part of the loan and to acknowledge such assignment in writing and without any reservations.

3.
Except in the event of explicit reference, this agreement contains the full agreement between the Lender and the Borrower with respect to this loan. All prior oral or written agreements, statements or obligations between the Lender and the Borrower in this regard hereby cease to exist.

4.	This agreement will take effect upon the signing of this agreement and will end as soon as the Lender has nothing more to claim from the Borrower on the basis of this loan.

5.	The obligations under this agreement are indivisible.

Article 9 - Governing Law.

This agreement shall entirely be governed by and construed in accordance with the laws of Luxembourg.

Article 10 - Jurisdiction.

Any and all disputes arising from or connected with this agreement or any amendment thereof shall be settled exclusively by the competent court of Luxembourg.

Executed in two originals in Luxembourg on 01.07.2009 and each party acknowledging having received one original hereof:

The Lender:	The Borrower:

QAT II Investments S.A.	Elephant Talk Communication Inc
represented by	represented by

/s/ Yves van Sante	/s/ Steven van der Velden
Yves VAN SANTE	Steven VAN DER VELDEN
Chief Executive Officer	CEO

/s/ Luc Kindt
Luc KINDT
Director